Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dave Zinsner
Investor Relations
Intersil Corporation
(408) 546-3525

investor@intersil.com

CEO Rich Beyer Resigns, David Bell named Chief Executive Officer

Milpitas, California – February 13, 2008 - Intersil Corporation (NASDAQ Global Select: ISIL), a world leader in the design and manufacture of high performance analog solutions, today announced that Rich Beyer has resigned from his positions as Chief Executive Officer and Director to pursue another opportunity. Mr. Beyer will remain employed by and continue to work with Intersil’s Board of Directors and the Intersil management team through a transition period. The Board of Directors has unanimously approved the appointment of David Bell as President and Chief Executive Officer. Mr. Bell has served as President and Chief Operating Officer since April 2, 2007.

Prior to joining Intersil, Mr. Bell served as President of Linear Technology from June 2003 until January 2007. Prior to becoming President, Mr. Bell served as Vice President and General Manager of The Power Business Unit from 2002 to 2003 and as General Manager of The Power Business Unit beginning in 1999. He holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology.

Gary Gist, Intersil’s Chairman of the Board commented, “The Board of Directors is very pleased to have someone of Dave Bell’s caliber move in to the CEO role. During the past 10 months, Dave has been responsible for running the majority of the day-to-day operations of the Company. Dave’s previous experience working for another top-tier analog company, combined with his knowledge of Intersil’s business, makes him an ideal fit for the CEO position.”

“This has been an incredible five years with Intersil,” said Rich Beyer. “And I know that I leave Intersil at a time when it is clearly one of the best high performance analog companies in the world. For almost a year, I have been working closely with Dave to position him for the role of CEO and I am now confident he is ready.”

“On behalf of the Board of Directors, I thank Rich for his leadership and contributions,” said Gary Gist, Chairman of the Board. “Rich played a prominent role in transitioning Intersil into one of the elite high performance analog companies. We wish Rich well in his future endeavors.”

“Intersil has become one of the industry’s best and fastest growing high performance analog companies, and I am excited to be appointed CEO,” commented Dave Bell. “I look forward to working with our very talented group of employees to continue Intersil’s rapid growth in the years to come.”

Investors and interested parties within the United States may listen to Intersil’s conference call on February 13th at 1:45 p.m. Pacific/4:45 p.m. Eastern by dialing (866) 770-7129 using the passcode “30660841”.

International callers may connect to the call by dialing (617) 213-8067. A replay of Intersil’s conference call will be available for two weeks by dialing (888) 286-8010 in the U.S. or (617) 801-6888 internationally using the access code “58637248”. A webcast replay of the conference call will be available for two weeks on the Company’s web site at http://www.intersil.com/investor. A copy of this press release may be found on the Company’s web site at http://www.intersil.com/investor.

About Intersil Intersil Corporation is a world leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets, such as, flat panel displays, cell phones, other handheld systems, and notebooks. Intersil’s product families address power management functions and analog signal processing functions. Intersil products include ICs for battery management, hot-swap and hot-plug controllers, linear regulators, power sequencers, supervisory ICs, bridge drivers, PWM controllers, switching DC/DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; cross-point switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.